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                                                                    Exhibit 15

September 8, 2000

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 5, 2000 and July 28, 2000 on our reviews of interim financial information of Honeywell International Inc. (the "Company") as of and for the periods ended March 31, 2000 and June 30, 2000 and included in the Company's quarterly reports on Forms 10-Q for the quarters then ended are incorporated by reference in its Registration Statement dated September 8, 2000.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP